EXHIBIT 3.4

CERTIFICATE OF AMENDEMNT
OF THE
CERTIFICATE OF INCORPORATION
OF SMG INDIUM RESOURCES, LTD.

SMG Indium Resources, Ltd., a corporation organized and existing under the General Corporation Law (“GCL”) of the State of Delaware, DOES HEREBY CERTIFY:

1.	The name of the corporation is (hereinafter called the “Corporation”) is SMG Indium Resources, Ltd.

2.	The certificate of incorporation of the Corporation is hereby amended by deleting Article FIFTH thereof and by substituting in lieu of said Article the following new Article:

FIFTH: The Corporation’s existence shall terminate on November 24, 2011 (the “Corporation Termination Date”).  This provision may be amended by a vote of the stockholders in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware.

3.
The amendment of the certificate of incorporation herein certified has been duly adopted and written consent has been given in accordance with the provisions of Section 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has cause this Certificate to be signed by Ailon Z. Grushkin, its President, on November 3, 2010.

SMG INDIUM RESOURCES, LTD.

By:	/s/ Ailon Z. Grushkin
Ailon Z. Grushkin, President